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Jzaneen Lalani Vice President, Legal Affairs (201) 802-7140	Laura Perry Stern Investor Relations, Inc. (212) 362-1200

Memory Pharmaceuticals Highlights Development Programs at the GTCBio Annual Conference on
Therapeutic Strategies Against Neurodegenerative Conditions

Montvale, NJ – October 10, 2005 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced that David A. Lowe, Ph.D., Chief Scientific Officer, will be presenting preclinical data from the Company’s clinical development programs at the GTCBio Annual Conference on Therapeutic Strategies against Neurodegenerative Conditions in Boston.

The presentation will highlight the potential benefits of developing memory enhancing neuroprotective drugs and feature preclinical data demonstrating the cognitive enhancing and neuroprotective properties of MEM 1003, the Company’s lead development candidate. The data that will be presented demonstrates that animals dosed with MEM 1003 showed improvements in a variety of tests predictive of beneficial cognition and learning effects in humans, and that MEM 1003 protected against beta-amyloid toxicity in neuronal cultures.

MEM 1003 is a neuronal L-type calcium channel modulator that Memory Pharmaceuticals is developing for the treatment of Alzheimer’s Disease, a progressive neurodegenerative disorder for which there is no known cure. By modulating L-type calcium channels, MEM 1003 may regulate the flow of calcium and reestablish normal levels of calcium, thereby enhancing cognition and reducing progression of the disease.

Memory Pharmaceuticals has completed a Phase 1 study in healthy, young and elderly volunteers and recently announced the completion of dosing in a safety and tolerability study in Alzheimer’s patients under a U.S. Investigational New Drug Application. The Company is preparing to initiate a Phase 2a study for MEM 1003 in patients with mild to moderate Alzheimer’s disease.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression, vascular dementia, mild cognitive impairment, Parkinson’s disease and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations with Roche and its license relationship with Bayer; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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